TECHNOLOGY LICENSE AGREEMENT

1. INTRODUCTION

1.1 The parties to this Agreement are:

EDI – Exploration Drilling International GmbH, Goethestraße 61 D - 45721 Halter am See Deutschland, a German Corporation having its registered office in Goethestraße 61 D - 45721 Halter am See Deutschlan solely owned by Exploration Drilling International Inc, a Nevada State, USA Corporation

LICENSOR
(Hereinafter commonly referred to as "EDI GmbH")

AND

EDI SONDAJ INSAAT MAKINE SANAYI VE TICARET ANONIM SIRKETI
(Under formation)
LICENSEE
(Hereinafter referred to as "EDI A.S. Turkey")

1.2 The effective date of this Agreement March 28, 2008.

2. RECITALS

2.1. EDI GmbH and German National Dirk Beisemann , Turkish National Serdar Kaya, Turkish National Mehmet Kurtbay and Turkish National Omer Faruk Erkan have entered into a Joint Venture and Shareholders Agreement for the establishment, management and operation of a legal entity and have strongly committed to achieve the business goals of that legal entity and all parties in this joint venture undertake to promote business with their best efforts.

2.2. EDI GmbH and German National Dirk Beisemann , Turkish National Serdar Kaya, Turkish National Mehmet Kurtbay and Turkish National Omer Faruk Erkan had formed EDI A.S. TURKEY prior to execution of this Licensing agreement for the purposes specified in the respective documents and the joint venture and share holders agreement dated March 28 2008

2.3. EDI GmbH and EDI A.S. TURKEY have executed this licensing agreement to enable EDI A.S. Turkey to market EDI Drilling and Exportation technology in Turkish Market as agreed in the joint venture and shareholders agreement of parties dated March 28 2008

NOW, THEREFORE, in consideration of the premises, covenants, conditions and Attachments set forth herein, the parties agree as follows:

3. ATTACHMENTS

Schedules A (Statement of the Licensed Technology and Applications), B (Patens and Registration Numbers) and C (Trademarks of the Licensed Technology and Applications)are attached and form part of this agreement

4. DEFINITIONS

4.1 "Affiliate" means any entity that directly or indirectly controls controlled by or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least sixty percent (60%) of the voting stock of the other company, or (a) in the absence of the ownership of at least sixty percent (60%) of the voting stock of a corporation or (b) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

Affiliates shall be entitled to exercise all rights of their respective party under this Agreement provided that they agree in writing to be bound by the corresponding obligations hereunder.

4.2. "Agreement" means this Agreement, fully executed by the parties, to include without limitation, all Attachments hereto.

4.3. "Licensed Patents and Applications" means EDI Drilling and Exploration Technology, The Fluid Finder , as defined in statement A, the fluid finder technology that allows groundwater analysis by the retrieval of ground water samples during drilling, without dismantling of the drilling equipment. The Fluid finder is fitted between the bit and the boring rods if rotary drilling method is used. It allows the multiple sampling in a single bore. The test horizons do not become mixed with water form horizons above it. The sampling results are always precise, quantity and quality wise. A range of data on the characteristics of the fluid can be obtained.

4.4. "Associated Technology" means a body of Confidential Information that includes trade secrets, know-how, copyrights, and other technical information reasonably related to the Patents and Applications set forth in Schedules A and B, whether such information was developed by the named inventors or others.

4.5 "Intellectual Property" means, wherever existing in the world, (i) patents, whether in the form of utility patents or design patents, and all pending patent applications for registration thereof, (ii) trademarks, trade names, service marks, domain names, designs, logos, trade dress and trade styles, whether or not registered, and all pending applications for registration thereof, (iii) copyrights, whether or not registered, and all pending applications for registration thereof, (iv) know-how, inventions, research records, trade secrets, confidential information, produce designs, engineering specifications and drawings, technical information, formulas, customer lists, supplier lists and market analyses, (v) computer software and programs, and related flow charts, programmer notes, documentation, updates, and data, whether in object or source code form, and (vi) all other similar intellectual property rights, whether or not registered.

4.6. "Improvements" means (i) all derivative works, discoveries and/or inventions, whether patentable or not, made by Licensor or EDI A.S. TURKEY, acting alone or jointly, that constitutes a modification, enhancement, extension or improvement of the EDI Exportation and Drilling Technology and (ii) all Intellectual Property

developed jointly by Licensor and EDI A.S. TURKEY, including any and all applications or registrations therefor.

4.7. "Confidential Information" means that information which the EDI - GmbH and EDI A.S Turkey desire to protect against unauthorized disclosure or use and which the disclosing party designates as confidential (i) in writing, or (ii) orally, prior to any oral disclosure of the Confidential Information, and is reduced to tangible form and provided to the receiving party pursuant to this Agreement. Confidential Information may include information of third parties.

4.8. Licensed Patents and Applications" are as defined in Schedule B.
An application made is to Europaisches Patentampt for "The Fluid Finder"

"Druckkompensation Fluid Finder": PCT / EP2007/ 004825

PMS- System PCT / EP2007/ 005086

Related Patents that are under research and development process:
"Medium Saver" 05742312.1
"Water Save" 06706738.9
"Suspension" 05769625.4

4.9. "Patent," "Patents," "Patent Applications" or "Patents and Applications" refer to issued German Patents, pending and abandoned German patent applications, to any division, renewal, continuation in whole or in part, substitution, conversions, reissue, prolongation or extension thereof, to all foreign counterparts (including patent, utility model, and industrial designs), and to any Letters Patent and Registrations which may hereafter be granted on any of the foregoing in the European and all countries throughout the world.

4.10. "Effective Date" refers to the date when the Business Management / Share Holders Agreement and licensing agreements are signed.

5.0 TRANSFERS and GRANT of RIGHTS from EDI- GmbH to EDI - A.S. TURKEY

5.1 LICENSE OF PATENTS, LICENSED TECHNOLOGY and IMPROVEMENTS

5.1.1 License Grant. For good and valuable consideration, receipt of which is acknowledged by the EDI- GmbH hereby grants to EDI – A.S. TURKEY, for 2 years, royalty-free, an exclusive license without the right to sublicense, to the Licensed Patents and Applications, licensed technology and improvements. EDI – A.S. TURKEY agrees that use of these patents and applications, licensed technology and improvements shall be restricted to the terms of this agreement.

5.1.2. Territory Restriction. The exercise by EDI – AS TURKEY of the license granted pursuant to section 5.1.1. of this agreement is limited to territorial boundaries of TURKEY. EDI A.S TURKEY understands and agrees that license granted under this agreement will only be exercised in Turkey.

5.1.3 Exclusivity Restriction. The parties understand and agree that the exclusivity will expire in the case that a tender project/contract is not secured with Licensed Patents and Applications, "EDI Exportation and Drilling Technologies" know-how and equipment, related team etc. within a year after the execution of this contract. There is not a certain number or value for the expected contracts or projects to be secured. Only a single project without any value consideration satisfies the requirement.

5.1.4 Pricing. EDI GmbH agrees to license to EDI AS Turkey the Edi Drilling and Exportation technology as enhanced with enhancements that become part of the Licensed Technology at a price of 50.000 USD.

5.1.5 Payments. The amount described in 5.1.4 will be paid within two years of the execution of this contract and the licensing price will be paid as the project progress with net profits of each tender awarded to EDI AS TURKEY. Installments will be %10 of the net profits of each tender.

However, in any case, installments will be starting from one month after signing of this contract and the minimum installment amount shall not be less than USD 2000 per month. Parties will execute a payment plan with the singing of licensing agreement.

5.2. ASSOCIATED TECHNOLOGY

5.2.1. Each party agrees that the other party shall not be prevented from using any Associated Technology of one party which Associated Technology was rightfully acquired by the other party under this Technology Transfer Agreement, provided that such use does not (1) result in improper disclosure or misuse of Confidential Information or (2) make use of rights to Patents and Applications which rights are not expressly provided by this Agreement. Each party further agrees to maintain such Associated Technology as Confidential Information with the same degree of care that it exercises with respect to its own information of like import, but in no event less than reasonable care.

5.2.2 Pricing. EDI GmbH agrees to license to EDI Turkey the Edi Drilling and Exportation technology as enhanced with enhancements that become part of the Licensed Technology at the price that is described in 5.1.4.

5.3 TRADEMARKS

5.3.1 For good and valuable consideration, receipt of which is hereby acknowledged EDI- GmbH hereby grants to EDI - A.S. TURKEY license to the marks of EDI GmbH (the statement explaining/ listing the registered brands of EDI GmbH associated with the technology provided in schedule C) including all goodwill associated therewith. EDI A.S TURKEY shall be responsible for any and all future expenses associated with registration and/or prosecution of these marks. The rights of EDI - GmbH at German and European Union Law and/or to the end of the term or terms of which registration of the mark may be granted or renewed are to be enjoyed by EDI - GmbH for EDI - GmbH own use and enjoyment, and for the use and enjoyment of its successors, assigns and other legal representatives, as fully and entirely as the same would have been held and enjoyed by the EDI - GmbH Companies if this licensing had not been made; including all claims for royalties for licensing of the marks provided in this section and damages by reason of past infringement(s) of these marks, with the right to sue for and collect the same for its own use and benefit, for the use, benefit and on behalf of its successors, assigns and other legal representatives.

5.3.2. EDI A S Turkey shall use the trademark associated with EDI Drilling and Exportation Technology (the "Trademark") in connection with the field of use and any marketing, advertising and promotional material. EDI A S TURKEY shall only use the Trademark on or in connection with the field of use. EDI A. S Turkey shall ensure that services in connection with which the Trademark are used hereunder shall be of a quality at least as high as the quality of the services provided as of the date hereof and in compliance with all applicable laws, rules, regulations, policies, requirements and the like of state, local and other governmental, administrative or judicial authorities.

5.3.3 EDI A.S. TURKEY shall not use the Trademark in any advertising or promotional material or in connection with the field of use or conduct any activities in a manner which may modify, alter, detract from or impair the integrity, character, or dignity of the Trademark or reflect unfavorably upon EDI GmbH.

5.3.4. Pricing. EDI GmbH agrees to license to EDI Turkey the trademarks associated with Edi Drilling and Exportation technology at the price explained in

5.4 IMPROVEMENTS.

5.4.1. EDI GmbH and EDI A S TURKEY shall each promptly disclose to the other any and all enhancements and improvements which they make or acquire in relation to the Products or, derivatives thereof ("Improvements");

5.4.2. Subject to the terms and conditions of this Agreement, EDI GmbH hereby grants to EDI A S TURKEY in respect of Improvements made by EDI GmbH, and EDI A S TURKEY hereby grants to EDI GmbH in respect of Improvements made by EDI A S TURKEY, an exclusive, non-transferable, fully paid, restricted as 5.1.1, 5.1.2 and and 5.1.3 License under their respective Proprietary Rights to use, market, and sell.

5.4.3. The activities of EDI Turkey will in future be based largely upon equipment the technology and know-how of EDI GmbH which will be developed by EDI GmbH.

6. TERM AND TERMINATION

6.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue in force until upon the end of 2 year period of this agreement. The granted Licensed Patents and Applications will be used by EDI A.S. TURKEY unless this agreement is terminated earlier as set forth below.

6.2 Termination for Material Breach. If either party fails to comply with any of the material terms and conditions of this Agreement, the other party may terminate this Agreement upon sixty (60) days' written notice to the defaulting party specifying any such breach unless within the period of such notice, all breaches specified therein shall have been remedied, or unless the breach is one which, by its nature, cannot be fully remedied in sixty (60) days, but the breaching party has undertaken reasonable, good faith efforts toward remedying the breach within such sixty (60) days, and continues to use reasonable, good faith, and diligent efforts to promptly remedy the breach.

A material breach includes but is not limited to either party's failure to comply with the provisions prohibiting disclosure or unauthorized use of Confidential Information.

6.3. Effect of Termination. Upon termination of the Agreement, as provided in Section 6.2, all licenses granted by the non- breaching party to the other Party under this Agreement shall terminate and all other rights granted by the non-breaching party to the other party shall revert in the non-breaching party.

7. GENERAL PROVISIONS REGARDING TRANSFERS and LICENSE GRANTS

7.1. PROSECUTION AND PROTECTION OF EDI DRILLING AND EXPORTATION TECHNOLOGY

7.1.1. Responsibility for Prosecution and Maintenance

EDI A.S TURKEY shall have the right, and shall use its best efforts based on the advice of patent counsel, to proceed with all filing, prosecuting, and maintaining all issued, pending, and future applications and registrations for the EDI Drilling and Exportation Technology, including any Improvements, provided, however, that EDI

GmbH shall reasonably assist EDI Turkey in connection therewith. EDI TURKEY shall bear all costs for the preparation, prosecution, issuance, and maintenance of all applications and registrations for the Technology in Turkey

7.1.2. Recordation

If either Party so requests, the Parties will promptly file and record with the Turkish States Patent and Trademark Office, and with any other applicable Turkish governmental office or authority, a copy or memorandum of this License and any other agreement granting EDI A.S. TURKEY rights in the EDI Drilling and Exportation Technology set forth in this License.

7.1.3. Enforcement against Third Parties

EDI TURKEY shall use its best efforts based on the advice of counsel to prevent third parties from infringing the Technology in the Territory, at EDI A.S. TURKEY's cost. Such efforts include taking legal action if a settlement cannot be negotiated to stop third party infringement. Such efforts shall be at EDI A.S. TURKEY's own expense and EDI A.S. TURKEY shall receive any compensation or payment for damages by third party infringers. If either EDI GmbH or EDI A.S. TURKEY obtains knowledge of potential third party infringement in the Territory, the other Party shall be promptly notified of such potential third party infringement.

7.2. SUPPORT SERVICES

7.2.1. EDI GmbH shall provide reasonable technical support and know-how to Edi TURKEY during the term of the contract from EDI GmbH internal resources in connection with Edi TURKEY's use of the EDI Drilling and Exportation Technology as the Parties shall mutually agree. Except as otherwise agreed to by the Parties, such technical support shall be provided by EDI GmbH without charge.

7.2.2. Engineering Support. EDI GmbH will provide engineering support to EDI TURKEY for all Licensed Technology, including all such technology initially delivered to EDI Turkey and all enhancements. Such engineering support shall be sufficient to enable EDI TURKEY quickly to implement the Licensed Technology and

enhancements for demonstration purposes and to enable EDI TURKEY to achieve its objectives of implementing marketing and selling the technology as soon as possible. EDI Germany shall provide comparable engineering support to EDI TURKEY for the Enhancements. Engineering support will be provided for the term of this agreement whenever it is requested by EDI Turkey

8. LIMITATION OF LIABILITES DISCLAIMER OF WARRANTIES

8.1. Warranties of EDI GmbH

8.1.1 Organization

EDI GmbH is a corporation duly organized and validly existing under the laws of Germany and has the corporate power and authority to enter into and perform this License.

8.1.2 Permits; Approvals

EDI GmbH, either directly or through its subsidiaries, holds all licenses, permits, certifications and other authorizations, the absence of which would have a material adverse effect on its financial condition or business, and there has been no default or violation under any such authorization and there is no proceeding or investigation that is pending or, to EDI GmbH's knowledge, threatened under which any such authorization may be revoked, terminated or suspended.

8.1.3 Authorization

All corporate action on the part of EDI GmbH necessary for the authorization, execution and delivery of this License and for the performance of all of its obligations hereunder and thereunder has been taken, and this License when fully executed and delivered, shall constitute a valid, legally binding and enforceable obligation of EDI GmbH.

8.1.4 Governmental and Other Consents

No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body or authority, or any other person, is required on the part of EDI GmbH in connection with EDI GmbH's execution, delivery and performance of this License, or if any such consent is required, EDI GmbH has satisfied the applicable requirements.

8.1.5 Effect of License

EDI GmbH's execution, delivery and performance of this License in accordance with its terms will not (i) violate the Articles of Incorporation of EDI GmbH , or any provision of any law, statute, rule or regulation to which EDI GmbH is subject, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to EDI GmbH, (iii) have any effect on the compliance of EDI GmbH with any applicable licenses, permits or authorizations which would materially and adversely affect EDI GmbH, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which EDI GmbH is a party and which would materially and adversely affect EDI GmbH or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of EDI GmbH.

8.1.6 Litigation

There are no actions, suits or proceedings pending or, to EDI GmbH knowledge, threatened, against EDI GmbH before any court or governmental agency which question EDI GmbH's right to enter into or perform this License, or which question the validity of this License.

8.2 Warranties of EDI A.S TURKEY

EDI A.S. TURKEY represents and warrants to EDI GmbH that the following statements are true and correct as of the date of this License.

8.2.1 Organization

EDI A.S. TURKEY is a corporation duly organized and validly existing under the laws of Turkey, and has the corporate power and authority to enter into and perform this License.

8.2.2 Permits; Approvals

EDI A.S. TURKEY, either directly or through its subsidiaries, holds all licenses, permits, certifications and other authorizations, the absence of which would have a material adverse effect on its financial condition or business, and there has been no default or violation under any such authorization and there is no proceeding or investigation that is pending or, to EDI A.S. TURKEY's knowledge, threatened under which any such authorization may be revoked, terminated or suspended.

8.2.3 Authorization

All corporate action on the part of EDI A.S. TURKEY necessary for the authorization, execution and delivery of this License and for the performance of all of its obligations hereunder and thereunder has been taken, and this License when fully executed and delivered, shall constitute a valid, legally binding and enforceable obligation of EDI A.S. TURKEY.

8.2.4 Governmental and Other Consents

No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body or authority, or any other person, is required on the part of EDI A.S. TURKEY in connection with EDI A.S. TURKEY's execution, delivery and performance of this License, or if any such consent is required, EDI A.S. TURKEY has satisfied the applicable requirements.

8.2.5 Effect of License

EDI A.S. TURKEY's execution, delivery and performance of this License in accordance with its terms will not (i) violate the Articles of Incorporation of EDI A.S. TURKEY, or

any provision of any law, statute, rule or regulation to which EDI A.S. TURKEY is subject, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to EDI A.S. TURKEY, (iii) have any effect on the compliance of EDI A.S. TURKEY with any applicable licenses, permits or authorizations which would materially and adversely affect EDI A.S. TURKEY, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which EDI A.S. TURKEY is a party and which would materially and adversely affect EDI A.S. TURKEY or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of EDI A.S. TURKEY.

8.2.6 Litigation

There are no actions, suits or proceedings pending or, to EDI A.S. TURKEY' s knowledge, threatened, against EDI A.S. TURKEY before any court or governmental agency which question EDI A.S. TURKEY 's right to enter into or perform this License or which question the validity of this License.

9. INDEMNIFICATION

9.1. Mutual Indemnity

This License will constitute the legal, valid, and binding obligation of the Parties, enforceable against each Party in accordance with its terms. Each Party agrees to indemnify and hold harmless each other Party to this License for a breach of the above representations and warranties on such terms as set forth in this License.

10. LIMITATION OF LIABILITY

EXCEPT FOR A LIABILITY ARISING AS A RESULT OF A CLAIM FOR A BREACH OF, OR A DEFAULT IN, THIS AGREEMENT OR THE SHAREHOLDERS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL.

11. CONFIDENTIALITY

11.1 The Parties recognize that, in connection with the performance of this License, each Party (in such capacity, the "DISCLOSING PARTY") may disclose, or may cause to be disclosed, Confidential Information to the other Party (the "RECEIVING PARTY"). The Receiving Party agrees (i) not to use any such Confidential Information for any purpose other than in the performance of its obligations under this License and (ii) not to disclose any such Confidential Information, except to its affiliates, employees, consultants, sub-contractors or representatives who are reasonably required to have the Confidential Information in connection herewith or as may be required by applicable law. Any Party required by law to disclose Confidential Information shall use best efforts to provide notice to the other Party prior to the disclosure of the Confidential Information and, in any event, shall provide written notice to the other Party within twenty-four (24) hours of providing Confidential Information pursuant to applicable law. The Receiving Party agrees to take all reasonable measures to protect the secrecy and confidentiality of, and avoid disclosure or unauthorized use of, Confidential Information. This clause will remain in full force and effect notwithstanding the termination of this License for a period of two (2) years following the date of termination of this License.

11.2 Each Party agrees that its obligations under this Section 11 are necessary and reasonable to protect the other Party and its business, that any violation of these provisions could cause irreparable injury to the other Party for which money damages would be inadequate, and that in addition to any other remedies that may be available in law, the other Party shall be entitled to request injunctive relief against the threatened breach of the provisions of this Section 11 without the necessity of proving actual damages. The Parties agree that the remedies set forth in this Section 11 are in addition to and in no way preclude any other remedies or actions that may be available under this License.

12. MISCELLANEOUS and GENERAL

12.1. Governing Law and Dispute Resolution

12.1.1 Governing Law. This Agreement will be governed and construed in all respects according to the laws of Switzerland as such laws are applied to agreements between Switzerland residents entered into and entirely performed within Switzerland.

12.1.2. Arbitration of Disputes.

The parties to this agreement shall use their best endeavors to reach an amicable settlement of any disputes that may arise from the subject contractual relationship. Should an amicable settlement between the parties be precluded, said dispute shall be settled by arbitration in Istanbul, Turkey in accordance with the ICC Rules for Conciliation and Arbitration by three arbitrators. One arbitrator shall be nominated by EDI GmbH and one by the other shareholders of EDI Turkey. The third arbitrator shall be nominated by the chairman of Chamber of Commerce in Istanbul. The arbitrate award shall be recognized as final and binding upon either contracting party.

The arbitration will take place in Istanbul, Turkey. The arbitration will be conducted in the English language, and each party will bear its own expenses and attorneys fees connected with the arbitration regardless of the outcome.

12.2 Notices and Other Communications

Notices: Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission, e-mail and on the next business day when sent by Express Mail, or other reputable overnight courier, as follows:

If to EDI AS TURKEY:
Dunya Ticaret Merkezi A-1 Blok Kat 6
Yesilkoy Istanbul

If to EDI GmbH:
MENDELSTRABE 11 TECHNOLOGIEHOF D-48149
MUNSTER, GERMANY

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this section shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

12.3 Language

This License is in the English language only, which language shall be controlling in all respects, and all versions of this License in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this License shall be in the English language.

12.4 Severability

If any provision in this License shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this License which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use best efforts to negotiate, in good faith, substitute, valid and enforceable provision or agreement which most nearly effects the Parties' intent in entering into this License.

12.5 References; Subject Headings

Unless otherwise indicated, references to Sections and Schedules are to Sections of, and Schedules to, this License. The subject headings of the Sections of this License are included for the purpose of convenience of reference only, and shall not affect the construction or interpretation of any of its provision.

11.6 Further Assurances

The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this License.

12.7 No Waiver

No waiver of any term or condition of this License shall be valid or binding on a Party unless the same shall have been mutually assented to in writing by all Parties. The failure of a Party to enforce at any time any of the provisions of this License, or the failure to require at any time performance by the other Party of any of the provisions of this License, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

12.8 Entire License Amendments

The terms and conditions contained in this License (including the Schedules) constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter of this License. No agreement or understanding amending this License shall be binding upon any Party unless set forth in a written document which expressly refers to this License and which is signed and delivered by duly authorized representatives of each Party.

12.9 Counterparts

This License may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

12. 10. Interpretation

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.11. Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this License as of the date hereof.

EDI Exploration Drilling International GmbH
Represented By Christian Runge
(Founding Partner of EDI A.S. Turkey)

Dirk Beisemann
(Founding Partner of EDI A.S. Turkey)

Mehmet Kurtbay
(Founding Partner of EDI A.S. Turkey)

Serdar Kaya
(Founding Partner of EDI A.S. Turkey)

Omer Faruk Erkan
(Founding Partner of EDI A.S. Turkey)

EXPLORATION
DRILLING
INTERNATIONAL

EDI - Exploration Drilling International GmbH
Goethestraße 61, D-45721 Haltern am See

EDI - Exploration Drilling
International GmbH
Goethestraße 61
D-45721 Haltern am See
Telefon +49 2364 504428
Telefax +49 2364 504429
info@edipower.com

Management:
Rainer Rotthäuser CEO
Christian Runge
Günter Thiemann

HRB Gelsenkirchen 8261
Ust-IdNr: DE 240019206

Bankverbindung:
National Bank AG
BLZ 360 200 30
Konto 1105 167
BIC: NBAG DE 3E
IBAN: DE59 3602 0030 0001 105 167

Licensing Agreement with EDI Turkey

2008-01-29

To whom it may concern:

EDI GmbH, Germany is granting the usage of the following technology to the EDI Turkey on an exclusive basis according to the licensing agreement between these am companies. Marketing, implementing and selling projects in the area of the Turkish State especially using the EDI Fluid Finder technology.

The technology consists specifically of the following:

The Fluid Finder allows groundwater analysis by the retrieval of groundwater samples during drilling, without dismantling of the drilling equipment.
The Fluid Finder is fitted between the bit an the boring rods, if mud rotary drilling method is used.
It allows the multiple sampling in a single bore. The test horizons do not become mixed with water from horizons above it.
The sampling results are always precise, quantity and quality wise.
A range of data on the characteristics of the fluid can be obtained.

The Fluid Finder is applied for registration at the "Europäisches Patentamt" with
"Druckkompensation Fluid Finder": PCT/EP2007/004825
"PSM-System": PCT/EP2007/005086

Other Patents of the EDI GmbH: (Title and Patent Number)
"Medium Saver": 05742312.1
"Water Save": 06706738.9
"Suspension": 05769625.4

Europäisches Patentamt
European Patent Office
Office européen des brevets

Postal Address:
80298 Munich
GERMANY
Tel. +49 (0)89 2399-0
Fax +49 (0)89 2399-4465

Empfangsbescheinigung I Receipt for documents I Récépissé de documents

1	2	3	4	5	6
7	8		9	10	11

Gesthuysen, von Rohr & Eggert
0 8. Juni 2007
LF/A/GB
Frist: 30.6. Not: 6
S | zdA | zdA, GT | Wv:

European Patent Office I 80298 MUNICH I GERMANY

Gesthuysen, von Rohr & Eggert
Huyssenallee 100
45128 Essen

Anmeldenummer / Application No. / N° de la demande: PCT/EP 2007 / 0 0 4 8 2 5

Tag des Eingangs / Date of receipt / Date de réception: 31 MAY 2007 Fax

Zeichen des Anmelders/Vertreters / Applicant's/Representative's ref. / Référence du demandeur ou du mandataire: 07.0751.3.bi

Anmelder / Applicant / Demandeur: EDI Exploration Drilling International GmbH

Datum / Date / Date: 01.06.2007

Das Europäische Patentamt bescheinigt hiermit den Empfang folgender Dokumente:
The European Patent Office hereby acknowledges the receipt of the following documents:
L'Office européen des brevets accuse réception des documents indiqués ci-dessous :

A. Internationale Anmeldung I International application I Demande internationale

- [x] Antrag / Request / Requête
- [x] Beschreibung (ohne Sequenzprotokollteil) / Description (excluding sequence listing part) / Description (sauf partie réservée au listage des séquences)
- [x] Patentansprüche / Claim(s) / Revendication(s)
- [x] Zusammenfassung / Abstract / Abrégé
- [x] Zeichnung(en) / Drawing(s) / Dessin(s)
- [ ] Sequenzprotokollteil der Beschreibung / Sequence listing part of description / Partie de la description réservée au listage des séquences
- [ ] Datenträger / Data carrier / Support de données

B. Beigefügte Dokumente I Accompanying documents I Documents joints

- [ ] Gesonderte unterzeichnete Vollmacht / Separate signed power of attorney / Pouvoir distinct signé — 30.4. 31.5.08 LF/A/Prio
- [ ] Kopie der allgemeinen Vollmacht / Copy of general power of attorney / Copie du pouvoir général — 30.8. 30.9.08 LF/A/EB
- [ ] Prioritätsbeleg(e) / Priority document(s) / Document(s) de priorité — 30.11. 30.12.08 LF/A/PA
- [ ] Blatt für die Gebührenberechnung / Fee calculation sheet / Feuille de calcul des taxes — 30.10. 30.11.09 LF/A/Übl. 30M.
- [ ] Abbuchungsauftrag / Debit order / Ordre de débit
- [ ] Scheck / Cheque / Chèque — Betrag / Amount / Montant: € (Ausfüllen freigestellt/optional/facultatif)

Sonstige Unterlagen (bitte einzeln aufführen): I Other documents (please specify): I Autres documents (veuillez préciser) :

Die genannten Unterlagen sind am oben genannten Tag eingegangen. Die in der Kontroll-Liste (Feld VIII) des PCT-Antragsformulars RO/101 angegebenen Blattzahlen wurden bei Eingang nicht geprüft. Die Anmeldung hat die oben angeführte Anmeldenummer erhalten. I The said items were received on the date indicated above. No check was made on receipt that the number of sheets indicated in the check list (box VIII) of the PCT Request Form RO/101 was correct. The application has been assigned the above-indicated application number. I Les documents mentionnés ont été reçus à la date indiquée. L'exactitude du nombre de feuilles indiqué au bordereau (cadre VIII) du formulaire de requête PCT RO/101 n'a pas été contrôlée lors du dépôt. Le numéro figurant ci-dessus a été attribué à la demande de brevet.

Unterschrift/Amtsstempel
Signature/Official Stamp
Signature/Cachet officiel

Europäisches Patentamt
European Patent Office
Office européen des brevets
D-80298 München
M. Lau

Gesthuysen, von Rohr & Eggert

Patentanwälte

European Patent Attorneys
European Trademark Attorneys

Hans Dieter Gesthuysen, Dr. iur. h.c., Dipl.-Ing.
Hans W. von Rohr, Dipl.-Phys.
Jörg M. Weidener, Dipl.-Ing.
Stefan Häckel, Dipl.-Phys.
Ingo K. Strehlke, Dr. rer. nat., Dipl.-Chem.
Michael Gesthuysen, LL.M., Dipl.-Ing.
Jan Gottschald, Dr.-Ing., Dipl.-Ing.
Dirk-Karsten Schleitzer, Dr.-Ing., Dipl.-Ing.
Andreas Wienand, Dr. rer. nat., Dipl.-Biol.
Ralf Gödde, Dr.-Ing., Dipl.-Ing.

EDI Exploration Drilling International GmbH
Herrn Rainer Rotthäuser
Goethestraße 61

45721 Haltern am See

EDI GmbH
18. Juni 2007
Exploration Drilling
International

Ihr Zeichen	Unser Zeichen	Essen
	07.0751.3.ru	15. Juni 2007

Durchführung einer neuen PCT-Patentanmeldung für Ihre Erfindung "Verfahren zum Bohren eines Bohrlochs und Filtereinheit", Kennwort: "Druckkompensation Fluid Finder"

Sehr geehrter Herr Rotthäuser,

in obiger Angelegenheit komme ich zurück auf mein Schreiben vom 31. Mai 2007.

Ihre oben genannte Patentanmeldung ist am 31. Mai 2007 beim Europäischen Patentamt eingegangen und hat dort das amtliche Aktenzeichen

PCT/EP2007/004825

erhalten.

Über den Fortgang der Angelegenheit halte ich Sie auf dem laufenden.

Sollten bezüglich des Anmeldungstextes Änderungs- oder Ergänzungswünsche bestehen, darf ich Sie bitten, mir diese bis spätestens

25. Juni 2007

Postfach 101354, 45013 Essen · Huyssenallee 100, 45128 Essen
Telefon 0201/105620 · Telefax 0201/1056222 · E-Mail: mail@gesthuysen.de